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Exhibit 99.1 18135 BURKE ST. OMAHA, NE 68022 TEL: 402-829-6800 FAX: 402-829-6836

Lindsay Corporation Reports Second Quarter Fiscal 2025 Results

Record quarterly net earnings supported by 23 percent revenue growth

OMAHA, Neb., April 3, 2025—Lindsay Corporation (NYSE: LNN), a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, today announced results for its second quarter ended February 28, 2025.

Key Highlights

•
Quarterly net earnings increase 47 percent and diluted EPS increase 49 percent
•
International project volume in the Middle East and North Africa (MENA) region contributes to 11 percent revenue growth in irrigation
•
Infrastructure revenues more than double on the completion of a large Road Zipper System™ project
•
Plans are in place to mitigate the potential impact of tariffs and retaliatory actions

“Strength in international irrigation more than offset expected softness in the North America irrigation market, driving overall irrigation revenue growth in our fiscal second quarter," said Randy Wood, President and Chief Executive Officer. "During the quarter, we continued delivery of our large irrigation project in the MENA region in addition to realizing increased sales in other parts of this developing region. In Brazil, our unit sales volume was comparable to the prior year as market conditions improved during the quarter. Our infrastructure business delivered outstanding results in the quarter, evidenced by strong revenue growth and significant margin expansion, which was driven by the execution of a large Road Zipper System project that we delivered in the period."

Wood continued, "I am pleased with the resiliency and performance of our teams around the world, as we demonstrate our ability to capture and deliver on project opportunities in both of our businesses. Our strong execution on these projects allowed us to deliver margin expansion and net earnings growth despite a tempered demand environment in core irrigation markets."

Second Quarter Summary

Consolidated Financial Summary	Second Quarter
(dollars in millions, except per share amounts)	FY2025	FY2024	$ Change	% Change

Total revenues	$187.1	$151.5	$35.5	23%
Operating income	$32.1	$22.1	$10.0	45%
Operating margin	17.2%	14.6%
Net earnings	$26.6	$18.1	$8.5	47%
Diluted earnings per share	$2.44	$1.64	$0.80	49%

Revenues for the second quarter of fiscal 2025 were $187.1 million, an increase of $35.5 million, or 23 percent, compared to revenues of $151.5 million in the prior year. Revenue growth in international irrigation and infrastructure was partially offset by lower revenue in North America irrigation.

Operating income for the second quarter of fiscal 2025 was $32.1 million, an increase of $10.0 million, or 45 percent, compared to operating income of $22.1 million in the prior year. Operating margin was 17.2 percent of sales, compared to 14.6 percent of sales in the prior year. The increase in operating income and margin resulted from higher revenues, a more favorable margin mix of revenues, and positive leverage of fixed operating expenses.

Net earnings for the second quarter of fiscal 2025 were $26.6 million, an increase of $8.5 million, or 47 percent, compared with net earnings of $18.1 million in the prior year. Diluted earnings per share for the quarter of $2.44 reflected an increase of 49 percent compared with $1.64 for the prior year.

Second Quarter Segment Results

Irrigation Segment	Second Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change
Revenues:
North America	$77.1	$82.8	($5.7)	(7%)
International	$71.0	$50.2	$20.8	42%
Total revenues	$148.1	$133.0	$15.1	11%
Operating income	$27.4	$25.6	$1.7	7%
Operating margin	18.5%	19.3%

Irrigation segment revenues for the second quarter of fiscal 2025 were $148.1 million, an increase of $15.1 million, or 11 percent, compared to $133.0 million in the prior year. North America irrigation revenues of $77.1 million decreased $5.7 million, or 7 percent, compared to the prior year. The decrease resulted primarily from lower unit sales volume of irrigation equipment, along with slightly lower average selling prices and lower sales of replacement parts.

International irrigation revenues for the second quarter of fiscal 2025 of $71.0 million increased $20.8 million, or 42 percent, compared to the prior year. The increase resulted from revenues related to the large project in the MENA region and higher sales in other parts of the region. This increase was partially offset by lower sales in other international markets and the unfavorable effects of foreign currency translation of approximately $4.7 million compared to the prior year. Unit sales volume in Brazil for the quarter was comparable to the prior year.

Irrigation segment operating income for the second quarter of fiscal 2025 was $27.4 million, an increase of $1.7 million, or 7 percent, compared to the prior year. Operating margin was 18.5 percent of sales, compared to 19.3 percent of sales in the prior year. Increased revenues led to higher operating income while a larger percentage of project revenues resulted in some dilution to operating margin compared to the prior year.

Infrastructure Segment	Second Quarter
(dollars in millions)	FY2025	FY2024	$ Change	% Change

Total revenues	$38.9	$18.5	$20.4	110%
Operating income	$13.3	$3.5	$9.8	278%
Operating margin	34.1%	19.0%

Infrastructure segment revenues for the second quarter of fiscal 2025 were $38.9 million, an increase of $20.4 million, or 110 percent, compared to $18.5 million in the prior year. The increase was primarily driven by a large Road Zipper System project, valued at over $20 million, that was delivered during the quarter while leasing revenues and sales of road safety products were slightly lower compared to the prior year.

Infrastructure segment operating income for the second quarter of fiscal 2025 was $13.3 million, an increase of $9.8 million, or 278 percent, compared to $3.5 million in the prior year. Operating margin was 34.1 percent of sales, compared to 19.0 percent of sales in the prior year. Increased operating income and operating margin resulted primarily from higher revenues and a more favorable margin mix of revenues, as Road Zipper System sales represented a higher percentage of revenues compared to the prior year.

The backlog of unfilled orders as of February 28, 2025, was $127.0 million compared with $94.2 million as of February 29, 2024. Included in these backlogs are amounts of $11.9 million and $20.3 million, respectively, for orders that are not expected to be fulfilled within the subsequent 12 months. The increase in backlog is primarily attributed to the large irrigation project in the MENA region.

Outlook

Mr. Wood concluded, “In February, the USDA released its initial forecast for 2025 U.S. net farm income, which estimated a 29 percent increase compared to 2024. The forecast anticipates higher government support payments while crop receipts are forecasted to be slightly lower than the prior year. Accordingly, we don't expect this forecast of 2025 U.S. net farm income to result in a meaningful improvement in demand for irrigation equipment in North America in the near term. In Brazil, commodity prices are improving, however the rising interest rate environment continues to be a headwind to investment. Elsewhere in international irrigation we remain encouraged by the growth in developing markets, highlighted by project activity in the MENA region."

“Second quarter performance in our infrastructure business supports full year growth for fiscal 2025. Anticipated increased U.S. infrastructure funding, although partially offset by the impact of inflation on construction costs, remains supportive of opportunities for Road Zipper System lease revenues and sales of road safety products. We also remain optimistic regarding our Road Zipper System project sales pipeline; however the timing of individual projects remains challenging to predict.”

"In regard to the U.S.'s recently announced tariffs on imports from Canada, Mexico, China and other countries, we have implemented a comprehensive action plan that includes supplier negotiation, strategic inventory placement, and other supply chain initiatives to manage potential cost impacts to our business. We anticipate the impact of the proposed tariffs to result in a marginal increase to our cost of goods, which we would expect to pass through to the market through increased pricing of our products. We are also evaluating the potential impact of additional tariffs or retaliatory actions. While the situation remains fluid, we plan to utilize our global footprint and supply chain to minimize the potential impact of these actions on our business and our customers."

Second Quarter Conference Call

Lindsay’s fiscal 2025 second quarter investor conference call is scheduled for 11:00 a.m. Eastern Time today. Interested investors may participate in the call by dialing (833) 535-2202 in the U.S., or (412) 902-6745 internationally, and requesting the Lindsay Corporation call. Additionally, the conference call will be simulcast live on the internet and can be accessed via the investor relations section of the Company's website, www.lindsay.com. Replays of the conference call will remain on our website through the next quarterly earnings release. The Company will have a slide presentation available to augment management's formal presentation, which will also be accessible via the Company's website.

About the Company

Lindsay Corporation (NYSE: LNN) is a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology. Established in 1955, the company has been at the forefront of research and development of innovative solutions to meet the food, fuel, fiber and transportation needs of the world’s rapidly growing population. The Lindsay family of irrigation brands includes Zimmatic™ center pivot and lateral move agricultural irrigation systems, FieldNET™ and FieldWise™ remote irrigation management technology, FieldNET Advisor™ irrigation scheduling technology, and industrial IoT solutions. Also a global leader in the transportation industry, Lindsay Transportation Solutions manufactures equipment to improve road safety and keep traffic moving on the world’s roads, bridges and tunnels, through the Barrier Systems™, Road Zipper™ and Snoline™ brands. For more information about Lindsay Corporation, visit www.lindsay.com.

Concerning Forward-looking Statements

This release contains forward-looking statements that are subject to risks and uncertainties, and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. You can find a discussion of many of these risks and uncertainties in the annual, quarterly and current reports that the Company files with the Securities and Exchange Commission. Forward-looking statements include information concerning possible or assumed future results of operations and planned financing of the Company and those statements preceded by, followed by or including the words “anticipate,” “estimate,” “believe,” “intend,” "expect," "outlook," "could," "may," "should," “will,” or similar expressions. For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company undertakes no obligation to update any forward-looking information contained in this press release.

For further information, contact:

LINDSAY CORPORATION:	Alpha IR:
Alicia Pfeifer	Joe Caminiti or Stephen Poe
Vice President, Investor Relations & Treasury	312-445-2870
402-933-6429	LNN@alpha-ir.com
Alicia.Pfeifer@lindsay.com

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Three months ended		Six months ended
(in thousands, except per share amounts)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024

Operating revenues	$187,064	$151,519	$353,345	$312,877
Cost of operating revenues	124,576	102,565	240,891	214,018
Gross profit	62,488	48,954	112,454	98,859

Operating expenses:
Selling expense	10,850	9,498	21,062	19,315
General and administrative expense	15,352	13,466	30,360	28,128
Engineering and research expense	4,162	3,892	8,026	8,244
Total operating expenses	30,364	26,856	59,448	55,687

Operating income	32,124	22,098	53,006	43,172

Other income (expense):
Interest expense	(402)	(830)	(1,154)	(1,707)
Interest income	1,843	1,295	3,088	2,363
Other income (expense), net	(351)	134	307	(136)
Total other income (expense)	1,090	599	2,241	520

Earnings before income taxes	33,214	22,697	55,247	43,692

Income tax expense	6,638	4,574	11,508	10,550

Net earnings	$26,576	$18,123	$43,739	$33,142

Earnings per share:
Basic	$2.45	$1.64	$4.03	$3.01
Diluted	$2.44	$1.64	$4.01	$2.99

Shares used in computing earnings per share:
Basic	10,863	11,033	10,858	11,025
Diluted	10,909	11,074	10,906	11,067

Cash dividends declared per share	$0.36	$0.35	$0.72	$0.70

LINDSAY CORPORATION AND SUBSIDIARIES
SUMMARY OPERATING RESULTS
(Unaudited)

	Three months ended		Six months ended
(in thousands)	February 28, 2025	February 29, 2024	February 28, 2025	February 29, 2024
Operating revenues:
Irrigation:
North America	$77,145	$82,845	$154,884	$172,222
International	70,994	50,173	140,342	100,964
Irrigation segment	148,139	133,018	295,226	273,186
Infrastructure segment	38,925	18,501	58,119	39,691
Total operating revenues	$187,064	$151,519	$353,345	$312,877

Operating income:
Irrigation segment	$27,377	$25,649	$52,111	$50,956
Infrastructure segment	13,257	3,506	17,381	7,125
Corporate	(8,510)	(7,057)	(16,486)	(14,909)
Total operating income	$32,124	$22,098	$53,006	$43,172

The Company manages its business activities in two reportable segments as follows:

Irrigation – This reporting segment includes the manufacture and marketing of center pivot, lateral move, and hose reel irrigation systems and large diameter steel tubing, as well as various innovative technology solutions such as GPS positioning and guidance, variable rate irrigation, remote irrigation management and scheduling technology, irrigation consulting and design and industrial IoT solutions.

Infrastructure – This reporting segment includes the manufacture and marketing of movable barriers, specialty barriers, crash cushions and end terminals, and road marking and road safety equipment.

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands)	February 28, 2025	February 29, 2024	August 31, 2024

ASSETS
Current assets:
Cash and cash equivalents	$172,044	$133,415	$190,879
Marketable securities	14,676	17,219	—
Receivables, net	155,440	153,624	116,601
Inventories, net	154,605	167,334	154,453
Other current assets	29,919	29,121	31,279
Total current assets	526,684	500,713	493,212

Property, plant, and equipment, net	124,757	110,691	112,815
Intangibles, net	24,097	26,277	25,366
Goodwill	83,877	84,099	84,194
Operating lease right-of-use assets	17,583	16,755	15,693
Deferred income tax assets	11,930	9,203	14,431
Equity method investments	7,452	—	—
Other noncurrent assets	17,805	17,542	14,521
Total assets	$814,185	$765,280	$760,232

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$57,612	$47,903	$37,417
Current portion of long-term debt	231	228	228
Other current liabilities	87,044	81,147	88,171
Total current liabilities	144,887	129,278	125,816

Pension benefits liabilities	4,040	4,234	4,167
Long-term debt	114,903	115,075	114,994
Operating lease liabilities	17,063	16,936	15,541
Deferred income tax liabilities	637	677	678
Other noncurrent liabilities	16,236	16,046	18,143
Total liabilities	297,766	282,246	279,339

Shareholders' equity:
Preferred stock	19,155	19,122	19,124
Common stock	107,869	101,060	104,369
Retained earnings	723,008	661,715	687,093
Less treasury stock - at cost	(301,119)	(277,238)	(299,692)
Accumulated other comprehensive loss, net	(32,494)	(21,625)	(30,001)
Total shareholders' equity	516,419	483,034	480,893
Total liabilities and shareholders' equity	$814,185	$765,280	$760,232

LINDSAY CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Six months ended
(in thousands)	February 28, 2025	February 29, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$43,739	$33,142
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	10,608	10,574
Provision for uncollectible accounts receivable	97	249
Deferred income taxes	785	1,488
Share-based compensation expense	3,954	3,335
Unrealized foreign currency transaction (gain)	(564)	(94)
Other, net	(122)	150
Changes in assets and liabilities:
Receivables	(40,206)	(9,349)
Inventories	(2,419)	(12,003)
Other current assets	2,874	(7,009)
Accounts payable	20,685	3,792
Other current liabilities	(5,479)	(15,186)
Other noncurrent assets and liabilities	(72)	3,047
Net cash provided by operating activities	33,880	12,136

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(18,918)	(18,773)
Purchases of marketable securities	(14,676)	(15,042)
Proceeds from maturities of marketable securities	—	3,525
Purchase of equity method investment	(5,815)	—
Proceeds from settlement of net investment hedge	835	—
Payments for settlement of net investment hedge	(98)	—
Other investing activities, net	(559)	(540)
Net cash used in investing activities	(39,231)	(30,830)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(7,824)	(7,724)
Common stock withheld for payroll tax obligations	(1,450)	(1,575)
Repurchase of common shares	(1,427)	—
Proceeds from exercise of stock options	668	479
Other financing activities, net	248	229
Net cash used in financing activities	(9,785)	(8,591)

Effect of exchange rate changes on cash and cash equivalents	(3,699)	(55)
Net change in cash and cash equivalents	(18,835)	(27,340)
Cash and cash equivalents, beginning of period	190,879	160,755
Cash and cash equivalents, end of period	$172,044	$133,415